EXHIBIT 99.1

Digital Recorders, Inc. Corporate Administration 5949 Sherry Lane, Suite 1050 Dallas, Texas 75225 Phone: (214) 378-8992 Fax: (214) 378-8437 www.digrec.com

PRESS RELEASE

Company Contact:	IR Counsel Contact:
Veronica B. Marks	Robin Weinberg
Manager, Corporate Communications	Director
Digital Recorders, Inc.	Citigate Financial Intelligence
Phone: (214) 378-4776	Phone: (201) 499-3500
Fax: (214) 378-8437	Fax: (201) 499-3600
E-Mail: veronicam@digrec.com	E-Mail: Robin.Weinberg@citigatefi.com

For Immediate Release

DIGITAL RECORDERS, INC. APPOINTS DAVID N. PILOTTE AS
NEW VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Former CFO Lawrence A. Taylor Assumes New Role of
Executive Vice President of Corporate Development

DALLAS, Oct. 21, 2004 — Digital Recorders, Inc. (DRI) (NASDAQ: TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today that David N. Pilotte, age 46, has joined the Company as Vice President and Chief Financial Officer, effective Oct. 25, 2004.

Lawrence A. Taylor, age 57, who has served as the Company’s Secretary, Vice President and Chief Financial Officer since 1998 and as a Director since 2001, is assuming the new position of Executive Vice President of Corporate Development, also effective Oct. 25, 2004. He will continue to serve as the Company’s Secretary and as a Director.

“David’s public-company experience gives him a solid background in corporate finance, corporate governance, Securities and Exchange Commission (SEC) compliance, and mergers and acquisition practice. We are pleased to have David join the DRI team. We are confident in his ability to quickly grasp the intricacies of the public transit and law enforcement communications industries, to effectively manage the Company’s financial affairs, and to continue and accelerate expansion and enhancement of our corporate governance and compliance efforts,” David L. Turney, the Company’s Chairman, Chief Executive Officer and President, said.

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Mr. Turney said Mr. Pilotte’s arrival enables Mr. Taylor to take on the duties of Executive Vice President of Corporate Development. “Lawrence will focus on long-term strategic planning, mergers and acquisitions, and business and corporate development. Once this transition period is behind us, we will concentrate more of our energies on potential strategic alliance, merger, and acquisition opportunities over the next five years.”

ABOUT DAVID N. PILOTTE

From July 2001 to August 2003, Mr. Pilotte served as Executive Vice President and Chief Financial Officer of Axtive Corporation, a publicly held, acquisition-oriented start up in Dallas that acquired software and professional service firms. From June 1998 until after its sale in November 2000, Mr. Pilotte was Vice President and Corporate Controller of American Pad & Paper Company, a publicly held converter of paper-based office products in Dallas. Previously, Mr. Pilotte had Treasurer responsibilities at Baldor Electric Company in Fort Smith, Ark. He also was an auditor with Rockwell International in Richardson, Texas, and Arthur Andersen & Company in Houston. During the intervening periods, Mr. Pilotte served as an independent advisor and interim Chief Financial Officer to small- and mid-sized businesses while leading their financial and operational restructurings and raising private capital.

Mr. Pilotte holds a Bachelors degree in Finance from the University of Florida and an MBA from the University of Houston. He is a Certified Public Accountant in Texas. A member of Financial Executives International since 1995, Mr. Pilotte has served in various leadership roles, including Chapter Director and Committee Chairman. He also has been active in the National Investor Relations Institute, the DFW SEC Reporting Group, and DFW Executive Teaming.

ABOUT THE COMPANY

Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement or security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies’ surveillance capabilities. Our transit communications products — TwinVision® and Mobitec® route destination signage systems, Talking Bus® voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/ automatic vehicle locating and monitoring systems — enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

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FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. It is important to note the Company’s actual results could differ materially from those contemplated in the Company’s forward-looking statements as a result of various factors. Among other factors, the Company’s results will be affected, perhaps materially, by general economic conditions, the availability of national government assistance and funding to local transportation authorities, the adoption and implementation of regulations concerning public transportation services, product demand and market acceptance risks, the effect of import, licensing and trade restrictions, the results of implementing the Company’s business plan, the impact on the Company of its relationship with its lenders, the plans and prospects of competitors, the impact of competitive products and pricing, currency fluctuations, infringement by third parties of the Company’s trade secrets and other intellectual property, the burdens and costs of defending against potential infringement claims against the Company, and our ability to attract and retain personnel. Refer to the Company’s various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and risks associated with the Company’s business.

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